Condensed Consolidated Financial Statements Interactions Corporation Six Months Ended June 30, 2025

Interactions Corporation
Condensed Consolidated Financial Statements
Six Months Ended June 30, 2025

Contents
Condensed Consolidated Balance Sheets    F-1
Consolidated Statements of Operations    F-2
Consolidated Statements of Comprehensive Loss    F-3
Consolidated Statements of Changes in Redeemable Preferred Stock, Non-Controlling Interest, and Stockholders’ Deficit    F-4
Consolidated Statements of Cash Flows    F-5
Notes to Consolidated Financial Statements    F-6

Interactions Corporation
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$10,887
Accounts receivable, net (including accounts receivable from related party of $487 at June 30, 2025)	8,299
Unbilled receivable (including receivables from related party of $5 at June 30, 2025)	3,451
Deferred contract costs	5,596
Prepaid expenses and other current assets	1,381
Total current assets	29,614
Property and equipment, net	16,049
Operating lease right-of-use assets	1,183
Deferred contract cost, noncurrent	4,889
Intangible assets, net	280
Goodwill	85,719
Other assets, noncurrent (including receivables from related party of $5,888 at June 30, 2025)	3,266
Total assets	$141,000
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable (including amounts due to related party of $58 at June 30, 2025)	$3,020
Accrued expenses	4,162
Operating lease liabilities, current	550
Deferred revenue	4,871
Total current liabilities	12,603
Deferred revenue, noncurrent	1,947
Long-term debt	40,637
Operating lease liabilities, noncurrent	835
Deferred tax liabilities	4,498
Other liabilities, noncurrent	1,062
Total liabilities	61,582
Commitments and contingencies (Note 10)	—
Redeemable preferred stock Series A-1, A-2, B, C, D, E, F, G, G-1, G2 and G-3, $0.0001 par value; 400,715,923 shares authorized, 271,882,549 shares issued and outstanding as of June 30, 2025. Aggregate liquidation preference of $393,903 as of June 30, 2025.	393,903
Non-controlling interest	77,848
Stockholders’ deficit:
Common stock, $0.0001 par value, 115,000,000 share authorized, and 5,341,096 shares issued and outstanding as of June 30, 2025.	—
Additional paid-in capital	174
Accumulated other comprehensive (loss) income	1
Accumulated deficit	(392,508) dee((394,(394,022)
Total stockholders’ deficit	(392,333)
Total liabilities, redeemable preferred stock, NCI and stockholders’ deficit	$141,000
The accompanying notes are an integral part of these condensed consolidated financial statements
F-3

Interactions Corporation
Condensed Consolidated Statements of Operations
(in thousands)
(Unaudited)

Six Months Ended June 30, 2025

Revenue (including related party sales of $956 in the six months ended June 30, 2025)	$32,358
Operating expenses
Cost of revenue (excluding depreciation and amortization, including related party purchase of $393 in the six months ended June 30, 2025)	12,839
Research and development	1,845
General and administrative	9,511
Sales and marketing	4,989
Depreciation and amortization	2,395
31,579

Income from operations	779
Other income	1,100
Interest expense, net	(2,749)
Loss before income taxes	(870)
Income tax benefit	368
Net loss	$(502)
Less net loss attributable to non-controlling interest	(100)
Net loss attributable to Interactions Corporation	$(402)

The accompanying notes are an integral part of these consolidated financial statements

Interactions Corporation
Condensed Consolidated Statements of Comprehensive Loss
(in thousands)
(unaudited)

Six Months Ended June 30, 2025
Net loss including noncontrolling interest	$(502) (502)
Gain on translation of foreign subsidiary	4
Comprehensive loss	(498)
Less attributable to non-controlling interest	(100)
Total comprehensive loss	$(398) (398)

The accompanying notes are an integral part of these condensed consolidated financial statements

Interactions Corporation
Consolidated Statements of Changes in Redeemable Preferred Stock, Non-Controlling Interest, and Stockholders’ Deficit
(in thousands, except share data and par value)
(Unaudited)

	Redeemable Preferred Stock		Non-Controlling Interest		Common Stock
	Shares	Amount	Preferred Units in LLC Subsidiary	Amount	Shares	Par Value	Additional	Accumulated Deficit	Accumulated	Stockholders’ Deficit
							Paid In Capital		Other Comprehensive
									Income (Loss)
Balance, December 31, 2024	271,882,549	$ 389,120	15,152,630	$ 77,948	5,341,096	$ 532	–	$ (387,314)	$ (3)	$ (387,317)
Stock-based compensation expense	–	–	–	–	–	–	174	–	–	174
Stock Option Exercise	–	–	–	–	–	–	–	–	–	–
Accretion of preferred stock to redemption value (dividends)	–	4,783	–	–	–	–	–	(4,792)	–	(4,792)
Net income	–	–	–	(100)	–	–	–	(402)	–	(402)
Other comprehensive loss	–	–	–	–	–	–	–		4	4
Balance, June 30, 2025	271,882,549	$ 393,903	15,152,630	$ 77,848	5,341,096	$ 532	174	$ (392,508)	$ 1	$ (392,333)

    The accompanying notes are an integral part of these consolidated financial statements

Interactions Corporation
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

Six Months Ended June 30, 2025
Cash flows from operating activities
Net income (loss)	$(502)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	2,367
Amortization of intangible assets	28
Revaluation of warrant liability	(1,091)
Stock based compensation	174
Non-cash interest expense	246
Deferred tax provision	(433)
Changes in operating assets and liabilities:
Accounts receivable, net	1,337
Unbilled receivable	2,269
Deferred contract costs	504
Prepaid expenses and other	(207)
Other assets	2,871
Accounts payable	(496)
Accrued expenses	(1,159)
Deferred revenue	(366)
Other liabilities	(25)
Net cash (used in) provided by operating activities	5,517
Cash flows from investing activities
Purchases of property and equipment	(306)
Capitalized internal-use software	(1,495)
Net cash provided by investing activities	(1,801)
Cash flows from financing activities
Non-Cash Equity Activity	(9)
Net cash provided by financing activities	(9)
Effect of exchange rate changes on translation	4
Net increase (decrease) in cash and cash equivalents	3,707
Cash and cash equivalents, beginning of period	7,176
Cash and cash equivalents, end of period	$10,887
Supplemental cash flow information:
Cash paid for interest	$2,833
Cash paid for income taxes	$71
Non-cash investing and financing activities:
Accretion of preferred stock to redemption value	$4,783

The accompanying notes are an integral part of these condensed consolidated financial statements

Interactions Corporation
Notes to Consolidated Financial Statements
June 30, 2025

NOTE 1. Nature of Business and Organization
Description of Business
In December 2014, Interactions Corporation (“the Company”), which was originally incorporated in March 2005 in the State of Delaware, executed a corporate reorganization (the “Reorganization”), forming a holding company and merging the business into Interactions LLC (the “LLC”), a controlled subsidiary. Following the Reorganization, the Company became a holding corporation whose sole material asset is the controlling equity interest in the LLC, which became the operating entity. In July 2019, the Company established Interactions Virtual Assistant India LLP (“IVAI LLP”), which is a subsidiary of and operated by the LLC. As the managing member of the LLC, the Company operates and controls all of the business and affairs of the LLC.
The Company is a leading provider of conversational Virtual Assistance applications. The Company’s applications enable companies to automate and manage their customer interactions and overall customer care, while decreasing their costs, through a combination of an advanced automation platform, advanced speech recognition technology, human assisted understanding and workflow management. The Company’s Virtual Assistant applications significantly improve self-service for customer-care. The Company provides customers with an unobstructed path to easily accomplish their goals allowing businesses to realize the full economic benefits of self-service. The result is a significantly improved customer experience, an increase in customer loyalty and significant reduction in overall costs.
Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company, the LLC, and its wholly owned subsidiary in India (IVAI LLP). These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual financial statements for the year ended December 31, 2024.
NOTE 2. Summary of Significant Accounting Policies
The Company disclosed its significant accounting policies in Note 2 – Summary of Significant Accounting Policies included in the Company’s annual financial statements for the year ended December 31, 2024 included elsewhere in this filing. With the exception of the significant accounting policies disclosed below, there have been no material changes to the Company’s significant accounting policies disclosed in Note 2 – Summary of Significant Accounting Policies included in the Company’s annual financial statements for the year ended December 31, 2024.
Basis of Presentation
The unaudited interim condensed consolidated financial statements including the accounts of Interactions and its wholly owned subsidiaries have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. All intercompany balances and transactions have been eliminated in consolidation. Accordingly, these financial statements do not include all the information and footnotes required for complete financial statements and should be read in conjunction with the audited consolidated financial statements of the Company and the accompanying notes thereto for the year ended December 31, 2024. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair statement have been included in these financial statements. The results for operations for six months ended June 30, 2025 are not necessarily indicative of the results for the fiscal year ending December 31, 2024 or any future interim period.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On a regular basis, management evaluates these estimates and assumptions. Actual results may differ from these estimates, and such differences could be material to consolidated financial statements.
Liquidity
At June 30, 2025, the Company had an accumulated deficit of $392.5 million and in the six months ended, the Company generated net loss of $ 0.5 million which includes $2.4 million of depreciation and amortization. The Company generated $5.5 million from operating activities and used $1.8 million of cash flows for its investing activities. At June 30, 2025, the Company held $10.9 million in cash and cash equivalents. The Company expects that cash and cash equivalents at June 30, 2025, along with forecasted cash flows from operations, will be sufficient to fund current operating plans and capital expenditure requirements for at least twelve months from the date of issuance of the financial statements.
Concentrations of Credit Risk and Off-Balance Sheet Risk
Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high-quality financial institutions and such funds at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. During six months ended June 2025, one customer accounting for more than 10% of overall revenue represented 23% of total revenue, was as follows:

Six Month ended June 30, 2025

Customer A	23%
As of June 30, 2025, three customers accounting for more than 10% of total accounts receivables, were as follows:

June 30, 2025

Customer A	15%
Customer B	14%
Customer C	13%
The Company provides credit in the normal course of business and performs ongoing evaluations of its customers’ financial condition.
Revenue Recognition

The Company derives revenue primarily from application enabled services wherein the customer uses Company hosted software and direct support services to automate and manage their customer interactions. The Company’s revenue generating arrangements contain various contractual promises consisting of a term-based service contract and set-up and implementation services.
The Company accounts for revenue recognition in accordance with FASB ASC Topic 606, Revenue from Contracts with Customers (ASC 606). In accordance with ASC 606, the Company recognizes revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods using a five step model. The most critical judgments and estimates we make in the implementation of this model relate to identifying the performance obligations in the contract and allocation of the transaction price to the performance obligations. The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. In determining the transaction price related to a contract, the Company also determines whether the amount promised in a contract includes a variable amount (variable consideration). The Company allocates the transaction price of the arrangement based on the relative estimated standalone selling price ("SSP") of each distinct performance obligation.
In determining SSP, the Company maximizes observable inputs and considers a number of data points, including: the pricing of standalone sales (in the instances where available); the pricing established by management when setting prices for deliverables that are intended to be sold on a standalone basis; contractually stated prices for deliverables that are intended to be sold on a standalone basis; and other pricing factors, such as expected discounts based on the customer size and type. The Company only includes estimated amounts of variable consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The Company reduces transaction prices for estimated discounts and other allowances that represent variable consideration under ASC 606. Other forms of contingent revenue or variable consideration are infrequent.
Revenue is recognized when control of these products and services is transferred to our customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Hosted virtual assistant application revenues are recognized monthly as usage occurs approximated $26.2 million in revenues in the six months ended June 30, 2025. Professional services including amortization of deferred set up fees approximated to $4.2 million in revenues in the six months ended June 30, 2025. License revenue, which is recognized at a point in time, approximated $0.2 million in the six months ended June 30, 2025. Other revenues generally recognized over time approximated $1.7 million in revenues in the six months ended June 30, 2025.
Hosted Virtual Assistant Applications
The Company derives its revenue from the provision of application enabled services wherein the customer uses Company hosted software and direct support services to automate and manage their customer interactions. The application is provided on a usage basis as consumed along with an upfront implementation fee. Fees for the implementation services are based on fixed fee or time and material arrangements negotiated with the customers. Fees payable to the Company for the ongoing use of the application (i.e. call handling services) are usage based and the term for ongoing usage is generally month to month.
The Company has concluded that these application enabled services arrangements qualify as Software as a Service arrangements versus being treated as a transfer of a license of intellectual property as the customer cannot take possession of the software contractually and the application is not transferrable to arrangements with other service providers. Furthermore the Company concluded that the implementation services and ongoing use of the hosted application are not distinct performance obligations as the implementation services are highly customized for each customer and only sold by the Company, the customer cannot use the application until the implementation services are complete and the implementation services do not provide benefit to the customer without the ongoing use of the hosted application service provided by the Company which is not a readily available resource.
The non-refundable upfront implementation fees are determined to provide the customer a material right during the period of use of the hosted application service and get recognized over the expected period of benefit, which is typically the estimated application life. The Company recognizes revenue for providing services delivered through the application as services over time. The revenue recognized in providing application-enabled services to the customer is recognized based on actual usage as each distinct day of service is completed. The Company does not consider set-up fees nor other upfront fees paid by our customers to be a significant financing component and consistent with industry practice.
Professional services which are incurred after the application implementation process is complete are evaluated as to whether they enhance the functionality or extend the economic life of the application they relate to. Professional services incurred are recorded as deferred revenue and added to unamortized implementation services and amortized over the remaining expected useful life of the application. Other professional services are recognized as performed.
On-Premise Software Arrangements
The Company has certain arrangements to provide on premise software licenses of Interaction’s technology. The license revenue is recognized at the point in time when the software is made available to the customer and control is transferred. In connection with the license arrangements, the Company offers professional services towards the customization and development of the software. Revenue from distinct professional services, including training, is recognized over time based on the labor hours incurred to date.
Social Media Software and Support
The Company provides customers with social media monitoring software and support services. The contract terms are one year or less. The license revenue is recognized at the point in time when the software is made available to the customer and control is transferred. Social Media platform customers receive professional services from a social media team that provides social media and software support from a business analyst. Revenue for the services is recognized over time based on the labor hours incurred to date.
Contract Acquisition Costs
The Company capitalizes certain contract acquisition costs. The capitalized costs relate to paid commissions and other direct, incremental costs to acquire customer contracts. The Company had $0.7 million of current contract acquisition costs and $0.01 million of non-current contract acquisition costs, as of June 30, 2025, which are classified within deferred contract costs on the consolidated balance sheet. The Company had amortization expense of $0.2 million related to contract acquisition costs for the six months ended June 30, 2025. Commission expenses are included in the sales and marketing expenses on the consolidated statements of operations. There was no impairment related to commission costs capitalized.
Contract Fulfillment Costs
Consistent with prior periods, the Company capitalizes incremental costs incurred to fulfill our contracts that (1) relate directly to the contract, (2) are expected to generate resources that will be used to satisfy our performance obligation under the contract, and (3) are expected to be recovered through revenue generated under the contract. These costs are incurred to satisfy our stand-ready obligation to provide access to our connected offerings. The contract costs are expensed to costs of revenue as we satisfy our stand-ready obligation over the expected period of benefit, which is the longer of the contract life or expected life of the customer application.
All advance payments and costs of implementation services reported in the accompanying balance sheets as deferred revenue and deferred contract costs, respectively, are deferred until the setup is complete and the application hosting service commences.
At the outset of an agreement and on a quarterly basis, the Company performs an assessment to ensure the recoverability of net margin costs on an application by application basis.
Factors to be considered when performing this ongoing quarterly assessment includes (1) the terms of the contractual arrangement with the customer (2) the amount of nonrefundable deferred revenue, if any, recorded in connection with the transaction and (3) the estimated future call revenues associated with this customer application. Capitalized costs that are less than or equal to an amount of deferred revenue recorded for professional services “set-up” fees are generally considered recoverable through the future recognition of the deferred professional service set-up fee revenue.
When capitalized costs exceed deferred revenue a more detailed recoverability analysis is performed. In order to conclude these capitalized costs can be recovered, the Company considers the following additional factors:
a)Whether a legally enforceable contractual arrangement exists and whether management would have the ability and intent to enforce collection of any deferred costs; and
b)Whether objective evidence exists supporting the premise that net revenue less related direct costs of future revenues will exceed the amount of net costs then capitalized based on the terms of the contractual arrangement and life of the customer application. Future operating margins may consider revenue and related costs in excess of contractual minimums if those revenue and costs are probable of occurring, reliably estimable and are objectively supportable; and
c)The actual call volumes and revenue received to date for call processing transaction fees, and whether actual revenue experience supports future estimated revenue assumptions and thus continues to support the recoverability of deferred costs.
In instances where there are concerns as to the recoverability of capitalized net deferred costs, the Company’s policy is to expense these costs as incurred and write-down net deferred contract costs within the period the concern as to recoverability first became known. In instances where there are contractual terminations, the Company recognizes any deferred application revenue and writes off any deferred contract costs in the period the termination occurred. The Company recognized deferred application revenue of $0.1 million for six months ended June 30, 2025, to revenue upon contract terminations. The Company recognized deferred contract costs of $0.1 million for the six months ended June 30 2025, to cost of services provided, upon contract terminations or issues related to recoverability of previously capitalized deferred contract costs.
Deferred Revenue
Deferred revenue, which is a contract liability, consists primarily of payments received and accounts receivable recorded in advance of revenue recognition under the Company’s contracts with customers and is recognized as the revenue recognition criteria are met. As of December 31, 2024, Deferred revenue current and noncurrent totaled $1.9 million and $5.3 million respectively. During six months ended June 30, 2025, the Company recognized revenue of $2.4 million that was included in the deferred revenue balance at the beginning of the year.
Unbilled Receivables
Unbilled receivables are recorded when revenue recognized on a contract exceeds the billings to date for that contract and the right to consideration is unconditional when only passage of time is required before payment of that consideration is due. Unbilled receivables totaled $3.5 million as of June 30, 2025, and were recorded on the condensed consolidated balance sheet.
Remaining Performance Obligations
As of June 30, 2025, the aggregate amount of the transaction price allocated to remaining performance obligations of the contracts with the customers is $6.5 million. The Company expects to recognize 70.1% of the remaining performance obligations as revenue over the next twelve months, and 29.9% in following months, with the remainder recognized thereafter. The amounts disclosed do not include variable consideration constrained under ASC 606, nor do they include contracts with an original expected duration of one year or less, consistent with the Company’s application of the practical expedient in ASC 606-10-50-14.
Stock-Based Compensation
The Company utilizes the Black-Scholes option-pricing model to determine the weighted-average fair value of options and recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the award. Total stock-based compensation expense in the six months ended June 30, 2025 was $0.2 million.
Research and Development
Research and development costs are expensed as incurred. Research and development costs consist primarily of employee compensation related costs associated with new product development and enhancements to existing software products.
Advertising
The Company charges the costs of advertising to operating expenses as incurred. Advertising expenses were $0.6 million for six months ended June 30, 2025.
Accounts Receivable Securitization
The Company has an accounts receivable facility with a financial institution to sell accounts receivable under a non-recourse agreement. These transactions are treated as transfer and are accounted for as a reduction in accounts receivable because the agreements transfer effective control over and risk related to the receivables to the buyers. Thus, cash proceeds from these arrangements are reflected as operating activities, including the change of accounts receivable in our statement of cash flows each period. The Company does not service any accounts after the transfer has occurred. The Company does not have any servicing assets or liabilities.
To the extent the Company has ongoing service obligations related to the invoices which were transferred, the proceeds received when those invoices are sold to the financial institution are recorded as borrowings on the Company’s balance sheet and treated like a financing activity for cash flow purposes until such services are completed or payment is received at the financing institution by the customer. The aggregate gross amount transferred under these facilities was $5.8 million for the six months ended June 30, 2025. The Company’s loss on these transactions, the cost of transferring such accounts receivable, is reflected in the accompanying consolidated statements of operations as an operating expense. The cost of transferring such accounts receivable for the six months ended June 30, 2025 was $0.06 million. At six months ended June 30, 2025, there were no outstanding receivables accounted for as financings.
Recently Accounting Pronouncements-Not Yet Adopted
In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update No. 2023-09, which requires more detailed income tax disclosures. The guidance requires entities to disclose disaggregated information about their effective tax rate reconciliation as well as expanded information on income taxes paid by jurisdiction. The disclosure requirements will be applied on a prospective basis, with the option to apply them retrospectively. The standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact that the updated standard will have on the financial statement disclosures. In January 2025, the FASB issued amendment to ASU No. 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of Update 2024-03 is permitted. The Company is currently evaluating the guidance in Update 2024-03 to determine the potential impact on its consolidated financial statement disclosures.
In November 2024, the Financial Accounting Standards Board issued Accounting Standards Update No. 2024-03. The standard is intended to require more detailed disclosures about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the face of the income statement. This ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively to financial statements issued for reporting periods after the effective date of this ASU or retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact that the updated standard will have on the financial statement disclosures.
In July 2025, the Financial Accounting Standards Board issued Accounting Standards Update No. 2025-05. The standard is intended to provide a practical expedient for all entities and an accounting policy election available to all entities other than public business entities related to the estimation of expected credit losses for current accounts receivable and current contract assets that arise from transactions accounted for under ASC 606. This ASU is effective for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years. Early adoption is permitted. The amendments should be applied prospectively to financial statements issued for reporting periods after the effective date of this ASU. The Company is currently evaluating the impact that the updated standard will have on the financial statement disclosures.
In September 2025, the Financial Accounting Standards Board issued Accounting Standards Update No. 2025-06. The standard modernizes the accounting for internal-use software costs by increasing the operability of the recognition guidance considering different methods of software development. ASU 2025-06, which can be applied prospectively, retrospectively, or with a modified transition approach, is effective for annual reporting beginning after December 15, 2027, and interim reporting periods within those annual reporting periods. The Company is currently evaluating the impact that the adoption of this standard will have on its consolidated financial statements and disclosures.

3. Fair Value of Financial Assets and Liabilities
Financial instruments primarily consist of cash equivalents, accounts receivable, accounts payable, warrants (Note 6) and debt (Note 4). At June 30, 2025, the carrying amounts of the Company’s cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The Company’s notes payable carry a variable rate of interest based on current market rates which is established at the time borrowings are made and a fixed margin which the Company believes is consistent with what it could obtain in the current debt markets. As of June 30, 2025, the carrying amounts of these instruments approximate their fair values. The estimated fair values have been determined from information obtained from market sources and management estimates.
The Company discloses the level of subjectivity used in measuring assets and liabilities at fair value under a hierarchical framework as follows:
•Level 1: Quoted prices in active markets for identical assets as of the reporting date.
•Level 2: Pricing inputs other than quoted prices in active markets which are either directly or indirectly observable as of the reporting date. These include quoted prices for similar assets or liabilities in active markets, and quoted prices for identical or similar assets or liabilities in markets that are not active.
•Level 3: Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.
The following tables summarize the assets and liabilities measured at fair value on a recurring basis at June 30, 2025 (in thousands):

Fair Value Measurements at June 30, 2025
	Total	Level 1	Level 2	Level 3
Liabilities
Preferred stock warrants	$ 1	-	-	$ 1
Common stock warrants	50	-	-	50
Total	$ 51	-	-	$ $51
The Company’s financial liabilities consisting of the warrants to purchase preferred and common stock are valued based on Level 3 inputs (see assumptions at Note 6).
The unrealized gains from the change in fair value of the Level 3 financial liabilities of $1.1 million for the six months ended June 30, 2025, were recorded as a component of other income (expense) in the consolidated statements of operations.
4. Debt
In June of 2022, the Company entered into a new refinancing agreement to secure a $40.0 million Term Loan (“the Term Loan”) with a maturity of June 2027. Attached to the loan were 189,408 detachable warrants to purchase common stock. Additionally, the loan can be increased in disbursements of $2.0 million increments based on achieving trailing twelve-month revenue of $100.0 million to increase the Term Loan up to a maximum of $50.0 million. The Term Loan has a variable rate of interest (SOFR plus 9.26%) and requires interest-only payments through June 2025. Prepayment is permitted and may include a prepayment fee ranging from 0% - 3% of the principal amount being repaid, depending on when the prepayment is made.
In October of 2024, the Company and the creditor agreed to a modification of the Term Loan, which extended the interest-only payments through June 2026 (“the Amended Term Loan”). The maturity was extended to June 2028. The final payment was increased by $0.2 million to $1.6 million in addition to required principal payments. The final payment is treated as a debt discount and accreted to the debt balance over the term.
The Company’s outstanding borrowings as of June 30, 2025 are as follows (in thousands):

June 30, 2025
Term loan payable at a rate of SOFR plus 9.26%	$ 40,000
Term loan final payment	1,043
Less unamortized debt discount	(41)
Less unamortized debt issuance costs	(364)
Long-term debt	$ 40,637
The Term Loan and Amended Term Loan contain financial and non-financial covenants. The financial covenants require a minimum liquidity level ($2.0 million of cash and cash equivalents) as well as minimum revenue and EBITDA levels which are measured on a quarterly basis. The Company was in compliance with all covenants associated with the Term Loan at June 30, 2025 and the date these financial statements were issued.

Future minimum principal payment of the Term Loan (excluding balloon payment of $1.6 million payable at the end of the term) for the six months ended June 30, 2025 are as follows (in thousands):

Year Ended	Long-Term Debt
2025 (remainder)	$-
2026	10,000
2027	20,000
2028	10,000
Total payments	$40,000
5. Non-Controlling Interest
In December 2014, as consideration for the acquisition of speech language technology the Company issued 15,152,630 shares of Series G-2 Preferred Stock and 15,152,630 shares of Interactions LLC G-1 Units. The G-2 Preferred Stock provides voting rights only and does not provide the holder with any economic interests. Combined, the G-2 Preferred Stock and the G-1 Units are exchangeable for Series G-1 Preferred Stock of the Company at any time at the election of the holder and mandatorily in the event of certain transactions such as change in control or initial public offerings. At June 30, 2025, there were 15,152,630 shares of G-1 Preferred Stock authorized, none of which were outstanding. Rights and preferences of the G-1 and G-2 Preferred Stock are summarized in Note 6. From and after the date of a potential future issuance of Series G-1 Preferred Stock, dividends shall accrue on shares of Series G-1 Preferred Stock at a rate per annum of $0.39597 as if the Series G-1 Preferred Stock was issued on December 15, 2014. In the six months ended June 30, 2025, the Company allocated net loss to the non-controlling interest in the amounts of $0.4 million as the valuation results of the Company’s preferred and common stock indicated the estimated value the holders of the non-controlling interest would receive in a theoretical exit were less than its carrying value.
6. Redeemable Preferred Stock and Stockholders’ Equity

Common Stock
At June 30 2025, the Company has authorized 115,000,000 shares of Common Stock with a par value of $0.0001 per share, of which 82,454,578 are reserved for issuance in connection with the conversion of Series A-1 Redeemable Convertible Preferred Stock (“Series A-1 Preferred Stock”), Series A-2 Redeemable Convertible Preferred Stock (“Series A-2 Preferred Stock”), Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”), Series C Redeemable Convertible Preferred Stock (“Series C Preferred Stock”), Series D Redeemable Convertible Preferred Stock (“Series D Preferred Stock”), Series E Redeemable Convertible Preferred Stock (“Series E Preferred Stock”), Series F Redeemable Convertible Preferred Stock (“Series F Preferred Stock”), Series G Redeemable Convertible Preferred Stock (“Series G Preferred Stock”), Series G-1 Redeemable Convertible Preferred Stock (“Series G-1 Preferred Stock”), Series G-3 Redeemable Convertible Preferred Stock (“Series G-3 Preferred Stock”) (collectively referred to as “Preferred Stock”) and 18,556,430 shares are reserved for issuance upon the exercise of stock options under the Company’s 2023 Equity Incentive Plan. At June 30 2025, 5,341,096 shares of Common Stock were issued and outstanding, respectively.
Preferred Stock
Since inception, the Company has been funded through several private placements of preferred stock. As amended, the Company’s Articles authorize the issuance of 300,715,923 shares of Preferred Stock with a par value of $0.0001 per share.

The table below summarizes the authorized, issued and outstanding Preferred Stock as of June 30, 2025 (in thousands):

June 30, 2025
Non-Controlling Interest- Redeemable LLC Preferred Stock:
Held by Non-Controlling Interest	$77,848

Redeemable Corporation Preferred Stock (liquidation preference in million)
Series G-3 redeemable convertible preferred stock (10,826,821 shares authorized 9,940,114 shares issued and outstanding; Liquidation preference of $161.2 at June 30, 2025)	167,110
Series G-2 redeemable convertible preferred stock (15,152,630 shares authorized, issued and outstanding at June 30, 2025)	1
Series G-1 redeemable convertible preferred stock (15,152,630 shares authorized, 0 share issued and outstanding; Liquidation preference of $100 at June 30, 2025)	-
Series G redeemable convertible preferred stock (6,170,984 shares authorized, 6,061,885 shares issued and outstanding; Liquidation preference of $105.6 at June 30, 2025)	109,145
Series F redeemable convertible preferred stock (7,865,260 shares authorized, 7,865,260 shares issued and outstanding; Liquidation preference of $25.5 at June 30, 2025)	26,887
Series E redeemable convertible preferred stock (19,871,248 shares authorized, 19,871,248 shares issued and outstanding; Liquidation preference of $20.9 at June 30, 2025)	21,997
Series D redeemable convertible preferred stock (191,201,672 shares authorized, 187,069,507 shares issued and outstanding; Liquidation preference of $18.9 at June 30, 2025)	19,862
Series C redeemable convertible preferred stock (21,650,000 shares authorized, 15,053,511 shares issued and outstanding; Liquidation preference of $19.9 at June 30, 2025)	20,877
Series B redeemable convertible preferred stock (5,300,000 shares authorized, 5,181,342 shares issued and outstanding; Liquidation preference of $7.8 at June 30, 2025)	8,150
Series A-2 redeemable convertible preferred stock (1,724,678 shares authorized, 1,724,678 shares issued and outstanding; Liquidation preference of $5.1 at June 30, 2025)	5,082
Series A-1 redeemable convertible preferred stock (5,800,000 shares authorized, 3,962,374 shares issued and outstanding; Liquidation preference of $14.5 at June 30, 2025)	14,791
Total Redeemable Preferred Stock	$393,903
The holders of Preferred Stock have the following rights and preferences:
Conversion
Each share of Preferred Stock is convertible, at the holder’s option, into shares of Common Stock as determined by the preferred applicable conversion rate set forth in the Articles. As adjusted for stock splits, the conversion rate for all Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is ten shares of Preferred Stock for one share of Common Stock, subject to anti-dilution provisions. The conversion rate for Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series G-1 Preferred stock, and Series G-3 Preferred Stock is one share of Preferred Stock for one share of Common Stock, subject to anti-dilution provisions.
Mandatory conversion of Preferred Stock (excluding Series G-2 Preferred Stock) will occur when the Company yields aggregate proceeds of at least $75 million, net of underwriting discounts and commissions, from a qualified public offering or if the holders of a majority of the Preferred Stock (excluding Series G-2 Preferred Stock), voting together as a single class on an as-converted basis, elect to convert in connection with a public offering. Mandatory conversion of Preferred Stock (excluding Series G Preferred Stock, Series G-1 Preferred Stock, Series G-2 Preferred Stock and Series G-3 Preferred Stock) will occur if the holders of a majority of the Preferred Stock (excluding Series G-2 Preferred Stock), voting together as a single class, elect to convert. Mandatory conversion of Series G Preferred Stock will occur if the holders of a majority of the Series

G Preferred Stock elect to convert. Mandatory conversion of Series G-1 Preferred Stock will occur if the holders of a majority of the Series G-1 Preferred Stock and Series G-2 Preferred Stock, voting together as a single class on an as converted basis, elect to convert. Mandatory conversion of Series G-3 Preferred Stock will occur if the holders of a majority of the Preferred Stock (excluding Series G-2 Preferred Stock), voting together as a single class on an as-converted basis, the holders of at least two-thirds of Series G Preferred Stock, and the holders of a majority of Series G-3 Preferred Stock, each elect to convert.
In the event of a mandatory conversion in connection with the Company’s initial public offering “IPO” in which the initial price per share of the Common Stock, as set forth on the cover of the final IPO prospectus, is less than the qualified IPO factor (1.75x) times the Series G-3 Redeemable Preferred Stock original issue price the holder of Series G through Series G-3 shall receive additional shares of Common Stock equal to the difference between the IPO Factor times Series G-3 Redeemable Preferred Stock less initial price per share.
Dividends
From and after the date of the initial issuance of Series B Preferred Stock (January 31, 2008), dividends shall accrue on shares of Series A-1 Preferred Stock and Series B Preferred Stock at a rate per annum of $0.04632 per share. From and after the date of the initial issuance of Series C Preferred Stock (September 10, 2008), dividends shall accrue on shares of Series C Preferred Stock at a rate per annum of $0.0416 per share. From and after the date of the initial issuance of Series D Preferred Stock (April 1, 2010), dividends shall accrue on shares of Series D Preferred Stock at a rate per annum of $0.00337 per share. From and after the date of the initial issuance of Series E Preferred Stock (July 15, 2011), dividends shall accrue on shares of Series E Preferred Stock at a rate per annum of $0.03613. From and after the date of the initial issuance of Series F Preferred Stock (August 21, 2012), dividends shall accrue on shares of Series F Preferred Stock at a rate per annum of $0.11575. From and after the date of the initial issuance of Series G Preferred Stock (May 10, 2013), dividends shall accrue on shares of Series G Preferred Stock at a rate per annum of $0.39597. From and after the date of the initial issuance of Series G-3 Preferred Stock (March 31, 2015), dividends shall accrue on shares of Series G-3 Preferred Stock at a rate per annum of $0.39597.
From and after the date of a potential future issuance of Series G-1 Preferred Stock, dividends shall accrue on shares of Series G-1 Preferred Stock at a rate per annum of $0.39597 as if the Series G-1 Preferred Stock was issued on December 15, 2014.
The holders of Series A-2 Preferred Stock, Series G-2 Preferred Stock are not entitled to any dividends.
The Accruing Dividends, as defined above, shall accrue from day to day, whether or not declared, and shall be cumulative. In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series G-3 Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid for each share of Common Stock.
The table below summarizes the Company’s accrued and undeclared dividends on outstanding Preferred Stock as of June 30, 2025 (in thousands):

June 30, 2025
Series G-3 redeemable convertible preferred stock	$ 35,910
Series G-2 redeemable convertible preferred stock	-
Series G redeemable convertible preferred stock	29,134
Series F redeemable convertible preferred stock	11,774
Series E redeemable convertible preferred stock	10,033
Series D redeemable convertible preferred stock	9,366
Series C redeemable convertible preferred stock	10,438
Series B redeemable convertible preferred stock	4,150
Series A-2 redeemable convertible preferred stock	-
Series A-1 redeemable convertible preferred stock	3,115
Total dividends accrued	$ 113,920
From and after the date of the initial future issuance of Series G-1 Preferred Stock (upon conversion of the Series G-1 Units in Interactions LLC), dividends shall accrue on shares of Series G-1 Preferred Stock at a rate per annum of $0.39597 as if the Series G-1 Preferred Stock was issued on December 15, 2014. As of June 30, 2025, the unaccrued and undeclared dividends on the Series G-1 Preferred Stock were $65 million.
Liquidation Preference
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series G-3 Preferred Stock have a liquidating preference over all stockholders. The holder of Series G-2 Preferred Stock and Series G-1 units in the LLC, through conversion to the authorized, but unissued, Series G-1 Preferred Stock and Series G Preferred Stock have a liquidating preference over all stockholders except Series G-3 preferred stockholders. Series F Preferred Stock, Series E Preferred Stock and the holders of Series D Preferred Stock have a liquidating preference over the holders of Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Common Stock.
The holders of Series G-3 Preferred Stock are entitled to receive an amount equal to two times the Series G-3 Original Issue price of $6.59951407 per share plus Accruing Dividends, as defined in the Agreement, at the rate of $0.39597 per share plus any other declared but unpaid dividends.
The holders of Series G Preferred Stock are entitled to receive an amount equal to two times the Series G Original Issue price of $6.59951407 per share plus Accruing Dividends, as defined in the Agreement, at the rate of $0.39597 per share plus any other declared but unpaid dividends.
The holders of Series G-1 Preferred Stock are entitled to receive an amount equal to two times the Series G-1 Original Issue price of $6.59951407 per share plus Accruing Dividends, as defined in the Agreement, at the rate of $0.39597 per share plus any other declared but unpaid dividends. In no event shall the aggregate amount paid be greater than $100 million plus accrued dividends.
The holders of Series F Preferred Stock are entitled to receive an amount equal to the Series F Original Issue price of $1.92915275 per share up to their liquidation preference plus Accruing Dividends, as defined in the Agreement, at the rate of $0.11575 per share plus any other declared but unpaid dividends.
The holders of Series E Preferred Stock are entitled to receive an amount equal to the Series E Original Issue Price of $0.60209914 per share up to their liquidation preference plus Accruing Dividends, as defined in the Agreement, at the rate of $0.03613 per share plus any other declared but unpaid dividends.
The holders of Series D Preferred Stock are entitled to receive an amount equal to the Series D Original Issue Price of $0.0561085 per share up to their liquidation preference plus Accruing Dividends, as defined in the Agreement, at the rate of $0.00337 per share plus any other declared but unpaid dividends.
The holders of Series C Preferred Stock have a liquidating preference over the holders of Series B Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock (collectively, the “Junior Stockholders”), and Common Stock. The holders of Series C Preferred Stock are entitled to receive an amount equal to the Series C Original Issue Price of $0.69347657 per share up to their liquidation preference plus Accruing Dividends, as defined in the Agreement, at the rate of $0.0416 per share plus any other declared but unpaid dividends.
The Junior Stockholders have a preference in liquidation over the holders of Common Stock. The holders of Series A-1 Preferred Stock are entitled to receive an amount equal to $2.94667 per share up to their liquidation preference plus Accruing Dividends, as defined in the Articles, at the rate of $0.04632 per share plus any other declared but unpaid dividends. The holders of Series A-2 Preferred Stock are entitled to receive an amount equal to $2.94667 per share up to their liquidation preference. The holders of Series B Preferred Stock are entitled to receive an amount equal to the Series B Original Issue Price of $0.7720 per share up to their liquidation preference plus Accruing Dividends, as defined in the Articles, at the rate of $0.04632 per share plus any other declared but unpaid dividends.
If upon occurrence of such event, the assets and funds thus distributed among the holders of Preferred Stock shall be insufficient to permit payment to such holders, the funds available will be distributed ratably among the holders of Preferred Stock in proportion to the number of shares of stock held by such holder and the applicable liquidation preference. The remaining assets, if any, shall be distributed ratably to the holders of the Common Stock.
Redemption
Pursuant to a vote of the majority of the holders of Preferred Stock, the Company may be required to redeem all of the outstanding shares of Preferred Stock in three equal installments commencing in June 2026 out of legally available funds subject to Delaware law and restrictions from the Company’s borrowing agreements on redemption of shares. The holders of Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series G-1 Preferred Stock, and Series G-3 Preferred Stock shall be redeemed at a price equal to $2.94667, $0.7720, $0.69347657, $0.0561085, $0.60209914, $1.9215275, $13.19902814, $13.19902814, and $13.19902814 per share, respectively, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid. The holders of Series A-2 Preferred Stock shall be redeemed at a price equal to $2.94667 per share. The Holders of Series G-2 Preferred Stock shall not have any redemption rights.

Voting
Each holder of Preferred Stock, except Series G-2 Preferred Stockholders, is entitled to the number of votes equal to the number of shares of Common Stock into which such holder’s shares are convertible. The holders of Series G-2 Preferred Stock are entitled to the number of votes equal to the number of Common Stock into which the shares of Series G-1 Preferred Stock shares are convertible. The holders of the Preferred Stock and Common Stock will vote together as a single class. In addition, if a group of certain stockholders, as defined in the Agreement, hold at least 20% of the aggregate number of shares of Preferred Stock, the Company is not authorized to perform certain activities without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock.
Outstanding Warrants
Warrants to Purchase Preferred and Common Stock
The Company has issued warrants to purchase Preferred and Common Stock in conjunction with the Company’s debt and equity financing arrangements. The Company’s warrants to purchase Preferred and Common stock provide for net share settlement under which the maximum number of shares that could be issued represents the total amount of shares under the warrant agreements. These warrants are classified as other long-term liabilities and are marked to market each quarter based on changes in the warrants’ fair value calculating using the Black-Scholes model with changes reported in other income (expense). There has been no changes in the fair value of warrants to purchase redeemable preferred and common stock, for the six months ended June 30, 2025. During 2023, the Company entered into an agreement with a channel partner in which the partner is entitled to earn up to 5,531,543 warrants for Common Stock upon achieving certain performance obligations such as revenue milestones. As of June 30, 2025, the channel partner did not achieve such milestones nor was it probable that such milestones would be achieved in the future and, therefore, the Company did not record any expense related to this agreement.
As of June 30, 2025, warrants to purchase the following classes of stock were outstanding:

				Valuation Assumptions at June 30, 2025
Warrants to Purchase Stock by Class	Shares	Fair Value	Exercise Price	Risk-Free Interest Rates	Expected Dividend Yield	Remaining Contractual Term in Years	Expected Volatility	Fair Value (‘000)

Series G-3 (1)	68,645	$1.80	$6.60	4.27%	0.00%	0.58	62.50%	$0.1
Series G-3 (1)	68,358	$1.80	$6.60	4.27%	0.00%	0.96	62.50%	$0.9
Common (2)	189,408	$1.02	$0.27	4.27%	0.00%	6.99	62.50%	$50
.								$51
(1) Issued in connection with series G-3 various extensions (2) Issued in connection with the Company's Term Loan (see Note 4)

7. Stock-Based Compensation
In June 2023, the Company terminated the 2013 Equity Incentive Plan and approved the 2023 Equity Incentive Plan (the “Plan”). Such termination did not affect outstanding awards issued under the 2013 Plan and such awards remain subject to the terms of the 2013 Plan. Under terms of the Plan, incentive stock options ("ISO") may be granted to officers and employees and nonqualified stock options ("NSOs") and awards may be granted to directors, consultants, officers and employees of the Company. The exercise price of the ISOs and NSOs cannot be less than the fair value of the Company's Common Stock on the grant date. The options vest over a period determined by the Board of Directors, generally four years, and expire not more than ten years from the date of grant. During the current period, there were 638,121 stock options that expired at the end of their ten-year term. The Company granted new awards whereby the expired stock options were replaced with the newly granted stock options at current fair market value as well as a contingent cash bonus to cover the fair market value difference between the expired and new awards. Stock option activity under the Plan during the six months ended June 30 2025 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted- Average Contractual Life (In Yrs)	Aggregate Intrinsic Value
Outstanding at December 31, 2024	10,927,875	$ 0.58	5.87	$ -
Granted	907,750	0.58
Expired	(181,027)	0.58
Outstanding at June 30, 2025	11,656,661	0.58	7.64	-
Options vested and exercisable at June 30, 2025	9,833,432	0.58	7.42	-
The weighted average grant date fair value during the six months ended June 30 2025 was $0.27.
As of June 30, 2025, there was approximately $0.3 million of total unrecognized compensation expense related to unvested employee share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 1.84 years.
The following table provides the assumptions used in determining the fair value of share-based awards for the six months ended June 30:

June 30, 2025
Risk-free interest rate	4.27%
Expected dividend yield	-%
Expected volatility	62.5%
Expected term in years	5.00
Given the absence of an active market for the Company’s Common Stock, the Board of Directors, the members of which the Company believes had extensive business, finance, and venture capital experience, estimated the fair value of the Company’s Common Stock at the time of each option grant. The Board of Directors considered numerous objective and subjective factors in determining the value of the Company’s Common Stock at each option grant date, including the following factors: (i) prices for the Company’s Preferred Stock, which the Company had sold to outside investors in arm’s-length transactions, and the rights, preferences, and privileges of the Company’s Preferred Stock and Common Stock; (ii) valuations performed by an independent valuation specialist; (iii) the Company’s stage of development and revenue growth; (iv) the fact that the option grants involved illiquid securities in a private company; and (v) the likelihood of achieving a liquidity event for the shares of Common Stock underlying the options, such as an initial public offering or sale of the Company, given prevailing market conditions.
The Company based its expected volatility on the volatilities of certain publicly-traded peer companies. Management believes that the historical volatility of the Company’s stock price does not best represent the expected volatility of the stock price. The Company is a privately-held company and therefore lacks company-specific historical and implied volatility information. The Company intends to continue to consistently use the same group of publicly-traded peer companies to determine volatility in the future until such a time that sufficient information regarding the volatility of the Company’s share price becomes available or that the selected companies are no longer useful for this purpose.
The Company has not declared or paid any cash dividends on its Common Stock and does not expect to do so in the foreseeable future. Accordingly, the Company utilizes an expected dividend yield of zero.
The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life. The expected life was determined based on considerations related to the vesting period and contractual term of the options, and projected periods in which the options would be exercised. Accounting for stock-based compensation also requires that the Company recognize compensation expense for only the portion of options that are expected to vest. Therefore, the Company has estimated expected forfeitures of stock options. In developing a forfeiture rate estimate, the Company considered its historical experience. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.
8. Income Taxes
The tax expense and the effective tax rate were as follows (in thousands):

Six Months Ended June 30, 2025
Loss before provision for income taxes	(870)
Income tax benefit	368
Effective tax rate	18.7%
The Company’s recorded effective tax rate differs from the U.S. statutory rate primarily due to an increase in valuation allowance related to tax losses, and outside basis difference of partnership investment.
9. Leases
The Company is committed under non-cancelable, long-term operating and finance leases for certain of its facilities and equipment. Rent expense charged to operations amounted to approximately $0.3 million during the six months ended June 30, 2025. Rent expense related to agreements which have escalating payment terms is straight-lined for accounting purposes.
Minimum annual rental payments, including renewable option periods required by these operating leases, but excluding free-rent periods, are approximately as follows (in thousands):

Six months ending June 30:
2025 (remainder)	$367
2026	674
2027	439
2028	153
2029 and thereafter	0
Total rent payments	1,633
Less imputed interest	(248)
Total	$1,385
The following table presents total operating leases at June 30, 2025:

Current portion of operating lease liabilities	$550
Other long-term liabilities	835
Total operating leases	$1,385
The following table presents other information related to leases (amount in thousands, except lease term and discount rate data):

Supplemental disclosure of cash flow information
Cash payments included in operating cash flows from lease arrangements	$ 360

Additional lease information

Weighted average remaining lease term	2.46 years
Weighted average discount rate	13.70%

For the six months ended June 30, 2025, the Company recognized operating lease costs of approximately $0.4 million. Variable lease costs were immaterial, and the Company did not incur any short-term lease costs during the period.
10. Contingencies
From time to time, the Company may be involved in legal actions arising in the ordinary course of business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably. The Company establishes accruals for losses that management deems to be probable and subject to reasonable estimates. As of June 30, 2025, no such accruals were required.
Guarantees and Indemnification Obligations
The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies and agrees to reimburse the indemnified party for losses and costs incurred by the indemnified party, generally the Company’s customers, in connection with any third-party claims, including third-party claims that the Company’s products or services infringe any patent, copyright, trade secret, or other intellectual property or personal right of a third party. The term of these indemnification agreements is generally perpetual after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under certain of these indemnification agreements is unlimited. Based on historical experience and information known as of June 30, 2025, the Company has not accrued any liabilities for the above guarantees and indemnities.
In certain circumstances, the Company warrants that its services will be performed in all material respects in accordance with its standard service conditions. To date, the Company has not incurred significant expense under its warranties and, as a result, the Company believes the estimated fair value of these agreements is immaterial.
11. Retirement Plan
The Company sponsors a 401(k) retirement plan (the “Retirement Plan”) covering all employees upon completion of certain eligibility requirements. Employer-matching and other contributions to the Retirement Plan are discretionary. The Company contributed $0.4 million to the Retirement Plan for the six months ended June 30, 2025.
12. Related Parties
In 2012, the Company entered into the SLT License Agreement, where the licensor was granted 3,200,000 shares of Series F Preferred Stock. In 2014, the Company through a Business Combination acquired the previously licensed SLT from the same party in exchange for the Non-Controlling Interest issued, see Note 5. The Company recognized revenue of $1.0 million from this related party for the six months ended June 30, 2025. The Company purchased goods and services from the same related party of $0.4 million for the six months ended June 30, 2025. The Company had receivables of $6.4 million from the same related party as of June 30, 2025.
13. Subsequent Events
In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through November 14, 2025, the date these condensed consolidated financial statements were available to be issued.
On September 3, 2025, SoundHound AI, Inc. (“SoundHound”) completed its acquisition of the Company pursuant to the merger agreement by and among SoundHound, Inc., Iris Merger Sub, Inc., Interactions Corporation, and Shareholder Representative Services LLC and the SoundHound. As a result of the acquisition, all shares, options and warrants are cancelled in exchange for no consideration, except Series G-1 and G-3 preferred stock. The Term loan debt was fully paid off as part of purchase consideration. All non-controlling interest is cancelled after closing of acquisition.